UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2018

EMERGENT BIOSOLUTIONS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33137	14-1902018
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

400 Professional Drive, Suite 400,
Gaithersburg, Maryland 20879
(Address of principal executive offices, including zip code)

(240) 631-3200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Share Purchase Agreement

On August 28, 2018, Emergent BioSolutions Inc. ("Emergent") entered into a share purchase agreement (the "Share Purchase Agreement") with Adapt Pharma Limited, an Irish private company limited by shares ("Adapt"), the shareholders of Adapt identified in the Share Purchase Agreement (the "Sellers") and Seamus Mulligan, an individual, as the Sellers' representative, pursuant to which Emergent will purchase all of the issued and outstanding ordinary shares of Adapt from the Sellers (the "Acquistion"). Total consideration payable for the Acquisition is up to $735 million consisting of an upfront payment of $635 million and up to $100 million in cash based on achievement of certain sales milestones through 2022. The upfront payment of $635 million consists of $575 million in cash and $60 million in Emergent's common stock, par value $0.001 per share (the "Common Stock"), all of which are subject to adjustments. After the Acquisition, Emergent will own 100% of the equity interests in Adapt, which distributes NARCAN® (naloxone hydrochloride) Nasal Spray and has a development pipeline of new treatment and delivery options to address opioid overdose. The Board of Directors of Emergent has unanimously approved the Acquisition.

The cash consideration payable at closing is subject to adjustment based on Adapt's outstanding indebtedness, cash, working capital, manufacturing capital expenditures, other third-party payments and unpaid transaction expenses as of closing. The total dollar amount of the Common Stock issuable as consideration for the Acquisition is subject to adjustment based on certain third-party payments payable at closing and the number of shares of Common Stock to be issued will be determined using the volume-weighted average price of the Common Stock for the ten-trading day period ending two trading days prior to the closing date. The milestone consideration consists of two earn-out payments of up to $50 million each, the first of which is payable if net sales of Adapt products (and any competing Emergent products, if any) exceed certain thresholds for the period beginning on January 1, 2018 and ending on December 31, 2019, and the second of which is payable if net sales of Adapt products (and any competing Emergent products, if any) exceed certain thresholds during any single calendar year ending on or prior to December 31, 2022.  Any earn-out payments that become due and payable in the future will be subject to adjustment for certain third-party payments.

The Share Purchase Agreement contains customary representations, warranties and covenants, including, among others, covenants requiring Adapt to conduct its business in the ordinary course in the period between the execution of the Share Purchase Agreement and the closing and requiring Emergent and Adapt to use reasonable best efforts to cooperate in completing certain regulatory filings required in connection with the Acquisition. The Share Purchase Agreement also prohibits Adapt from facilitating or entering into any other business combination or material asset purchases, sales or licensing transactions during the period between the execution of the Share Purchase Agreement and the closing. The Share Purchase Agreement requires Emergent to use reasonable best efforts to obtain, arrange and consummate the debt financing for the Acquisition described below as soon as reasonably practicable.

The completion of the Acquisition is subject to certain closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other customary conditions.

The Share Purchase Agreement also contains certain termination rights for Emergent and Adapt. Upon any termination of the Share Purchase Agreement, the Share Purchase Agreement will become void and have no effect, except that certain specified obligations of Emergent, Adapt and the Sellers will survive, including obligations concerning confidentiality.

The foregoing description of the terms and conditions of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement, a copy of which is expected to be filed as an exhibit to Emergent's next Quarterly Report on Form 10-Q.

Financing of the Acquisition

In connection with its execution of the Share Purchase Agreement, Emergent entered into a commitment letter, dated August 28, 2018 (the "Commitment Letter"), with Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (collectively, the "Committed Parties"), pursuant to which the Committed Parties agreed to (a) provide 100% of a new incremental term loan in the principal amount of $450 million (the "Term Loan") under Emergent's existing Credit Agreement, dated as of September 29, 2017, among Emergent, the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as the administrative agent (the "Credit Agreement"), (b) provide 100% of an increase in the aggregate principal amount of $150 million (the "Revolving Credit Increase") to the existing $200 million revolving credit commitments under the Credit Agreement, and (c) if the consent to certain amendments to the Credit Agreement to permit the Term Loan and the Revolving Credit Increase as incremental facilities under the Credit Agreement and certain other amendments (the "Credit Agreement Amendments") cannot be obtained, provide 100% of a revolving credit facility in the aggregate principal amount of $200 million to replace the existing senior secured revolving credit facility under the Credit Agreement and to implement the Credit Agreement Amendments (the "Replacement Facility"). The proceeds of the Term Loan and the revolving credit facility, whether under the existing Credit Agreement or the Replacement Facility, as increased by the Revolving Credit Increase, as well as cash on hand, are to be used to fund the cash purchase price in connection with the consummation of the Acquisition.

The funding of the debt financing under the Commitment Letter is contingent upon the satisfaction of certain conditions set forth therein, including, among other things, (1) the absence of a "Company Material Adverse Effect" as defined in the Share Purchase Agreement, (2) the negotiation and execution of applicable definitive financing documents contemplated by the Commitment Letter, (3) the Acquisition being consummated in accordance with the terms of the Share Purchase Agreement prior to, or substantially concurrently with, the initial funding of the debt financing, (4) the delivery of certain unaudited financial statements and financial information, (5) the existence of no non-payment event of default under the Credit Agreement, (6) the existence of no bankruptcy or other insolvency event of default under the Credit Agreement and (7) a marketing period of not more than twenty (20) consecutive business days. Any borrowings under the revolving credit facility shall also be subject to the satisfaction of the other conditions set forth in the Credit Agreement.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The description set forth under Item 1.01 of this Current Report on Form 8-K related to the issuance of Common Stock as consideration for the Acquisition is incorporated into this Item 3.02 by reference. The Common Stock will be issued in a private placement in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.  At the closing of the Acquisition, Seamus Mulligan and affiliated entities will agree, subject to customary exceptions, to a two-year lock-up on the sale, pledge or other disposition of the shares of Common Stock issued in connection with the Acquisition that are held by them.

Item 7.01 Regulation FD Disclosure.

On August 28, 2018, Emergent issued a press release announcing the entry into the Share Purchase Agreement, which is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Commitment Letter, dated August 28, 2018.
99.1	Press Release, dated August 28, 2018.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENT BIOSOLUTIONS INC.

Dated: August 28, 2018	By:	/s/ RICHARD S. LINDAHL
Name: Richard S. Lindahl Title: Executive Vice President, Chief Financial Officer and Treasurer